(Letterhead of Leonard W. Burningham, Esq.)

August 8, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Craftclick.com, Inc., a Utah corporation (the "Registrant"), SEC File No.2-97869-D, to be filed on or about August 8, 2000, covering the registration and issuance of 4,567,886 shares of common stock pursuant to a stock option plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                              Yours very sincerely,

                                    /s/ Leonard W. Burningham

                              Leonard W. Burningham

LWB/sr

cc:    Craftclick.com, Inc.